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                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           POWERCHANNEL HOLDINGS, INC.

     POWERCHANNEL HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is PowerChannel Holdings, Inc., (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on March 26, 1999.

     2. This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     3. By unanimous written consent of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. The stockholders of the corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     4. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     FIRST: The name of the corporation is PowerChannel Holdings, Inc.

     SECOND: The address of the corporation's registered office in the State of Delaware is 15 East North Street in the City of Dover, County of Kent, 19901. The name of the registered agent at such address is United Corporate Services, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     (1) The corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares that the corporation is authorized to issue is One Hundred Ten Million (110,000,000) shares. One Hundred Million (100,000,000) shares, with a par value

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of $.001 per share, shall be Common Stock and Ten Million (10,000,000) shares, with a par value of $.001 per share, shall be Preferred Stock.

     (2) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the voting power thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     (3) The authority of the Board with respect to each series shall include, but not be limited to determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation,

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          and the relative rights of priority, if any, of payment of shares of that series; and

     (h)  Any other relative rights, preferences and limitations of that series.

     FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:

     (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

     (2) The board of directors shall have power, without the assent or vote of the stockholders:

     (a) To fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all of any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration of dividends.

     (b) To determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

     (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid an as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of the directors' interest, or for any other reason.

     (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the

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stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made..

     (5) The corporation shall indemnify each of the corporation's directors and officers in each and every situation where, under section 145 of the Delaware General Corporation Law, as amended from time to time ("Section 145), the corporation is permitted or empowered to make such indemnification. The corporation may, in the sole discretion of its Board of Directors, indemnify any other person that may be indemnified pursuant to Section 145 to the extent the Board of Directors deems it advisable, as permitted by Section 145. The corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145. The right of indemnification conferred in this paragraph 5 shall be a contract right and shall include the right of the corporation's officers and directors to be paid by the corporation the expenses incurred in defending any action, suit or proceeding for which indemnification is permitted by Section 145 in advance of the final disposition thereof, provided that the payment of such expenses is permitted by, and otherwise made in accordance with, the provisions of the Delaware General Corporation Law. The rights conferred on any person by this paragraph 5 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the corporation's by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of the foregoing provisions of this paragraph shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

     (6) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     (7) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article FIFTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, any by-law, any agreement, any vote of stockholders or disinterested directors or otherwise.

     (8) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     (9) Members of the board of directors or any committee designated by the board of directors may participate in a meeting of such board or committee by

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means of conference telephone or similar communications equipment by means of which all persons participating can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

     (10) Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board, or committee.

     SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

     SEVENTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article SEVENTH.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restate Certificate of Incorporation to be signed by its President this 12th day of March, 2001 and affirms that the statements made herein are true under the penalties of perjury.

                                            POWERCHANNEL HOLDINGS, INC.

                                            By: /s/ James B. Gambrell, IV
                                                    James B. Gambrell, IV
                                                    President